Exhibit 99.1

IMAC Holdings Second Quarter 2019 Financial Results Feature Continued Significant Revenue Increase

BRENTWOOD, Tenn. (August 16, 2019) – IMAC Holdings, Inc. (Nasdaq: IMAC) (“IMAC” or the “Company”), a provider of Innovative Medical Advancements and Care, specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, announces financial results for the three and six months ended June 30, 2019. Financial results for the second quarter reflect the acquisitions of IMAC Regeneration Center of Kentucky, IMAC Regeneration Center of St. Louis, Advantage Therapy and ISDI Holdings, bringing the total number of IMAC locations to 14 as of June 30, 2019, compared with six locations as of June 30, 2018.

Highlights from the second quarter of 2019 include the following (all comparisons are with IMAC for the second quarter of 2018, unless otherwise indicated):

●	Total patient revenues were $8.9 million, compared with $1.4 million
●	Net revenues were $3.8 million, compared with $0.6 million, a gain of 521%
●	Net loss was $1.7 million or $0.21 per share, compared with a net loss of $0.7 million or $0.16 per share
●	Patient visits were 35,743, compared with 3,993 patient visits
●	Procedure volumes were 84,843, compared with 11,553
●	Cash as of June 30, 2019 was $2.2 million, compared with $0.2 million as of December 31, 2018
●	Completed the acquisition of three clinics in the Chicago suburbs, bringing the total number of clinics owned and/or operated by IMAC to 14
●	Announced new data showing long-term post-treatment outcomes for 130 regenerative-rehabilitation patients treated at IMAC Regeneration Centers
●	Announced new, larger, upgraded Ozzie Smith IMAC Regeneration Centers in the Springfield, Missouri area
●	Presented the value proposition IMAC Regeneration Centers offers to self-funded companies and other payers at Validation Institute’s 2019 Health Care Benefits Summit in Memphis

Additional highlights since the end of the second quarter include:

●	Chief Scientific Officer Ian White, Ph.D., discussed IMAC’s approach to treating pain in documentary series Pain Revealed
●	Announced BioFirma subsidiary receipt of registration status from U.S. Food and Drug Administration (FDA) to permit the laboratory to package, process, store, label and distribute human cells and tissue

Management Commentary

“The momentum established during the first quarter was maintained during the second quarter and recent weeks, as we continue to execute a thoughtful and focused business plan,” said Jeff Ervin, IMAC’s chief executive officer. “We have systematically added clinics in attractive geographies, such as the three clinics we added in the Chicago area during the second quarter. We plan a ribbon-cutting for the rebranding of those clinics with Mike Ditka as our market ambassador next month. The concentration of clinics in contiguous geographic areas allows us to leverage our marketing dollars while providing the ability to shift professional staff as needed to maximize our patient visits and procedures.

“Given the rapid expansion we have experienced over the past year, our financial results include the addition of eight clinics since the second quarter of last year. As a result, it is difficult to draw meaningful comparisons. However, our proforma patient visits were up 53.4%, with strong organic same store growth of 10.3%.

“We also announced compelling data showing long-term post-treatment outcomes for 130 regenerative-rehabilitation knee, spine and other joints patients treated at IMAC Regeneration Centers. These data showed a 56% improvement in optimal function, 50% improvement in quality of life and a 46% reduction in pain in patients treated with our regenerative and rehabilitative treatments. Nearly all of these patients qualified for a surgical intervention and only two of the 130 patients still required surgery following our treatment program.

“During the quarter we announced our new corporate accounts initiative that targets the corporate self-insured market. We have added a manufacturer with over 500 employees in the Springfield, Missouri area and expect that additional employers will sign on to this program as we broaden awareness for our non-surgical approach to regenerative orthopedic treatments without the use of opioids, and the value proposition IMAC represents. The reception we received following our presentation at the Validation Institute’s 2019 Health Care Benefits Summit gives us confidence in the success of this program. Our outcomes data provides important support for our initiative.”

Mr. Ervin concluded, “We have targeted several clinics within existing markets and adjacent geographies and expect to convert at least two Letters of Intent into Definitive Agreements before the end of the year. We are optimistic that our growth will continue, both on an organic basis and via clinic acquisitions. Finally, our proprietary developments are on schedule beginning with the receipt of “Registered” lab status from the FDA that permits our BioFirma subsidiary to package, process, store, label and distribute human cells and tissue. We are not only beginning to use BioFirma’s NeoCyte® regenerative medicine products in our clinics, but BioFirma is also selling these products to medical doctors that seek to utilize biologic products for patient care.”

Second Quarter 2019 Financial Results

Patient revenues for the second quarter of 2019 were $8.9 million, compared with $1.4 million for the prior-year second quarter, and net patient revenues for the second quarter of 2019 were $3.8 million, compared with $0.6 million for the second quarter of 2018. The increase was primarily due to the acquisitions of IMAC of Kentucky, IMAC of Missouri and Advantage Health during 2018. Total revenue was $3.8 million for the second quarter of 2019, compared with $0.6 million for the second quarter of 2018, which included management fees of $34,000.

Cost of revenues were $0.9 million for the second quarter of 2019, compared with $0.05 million for the second quarter of 2018, with the increase primarily attributable to the Company’s 2018 acquisitions.

Salaries and benefit expense was $2.6 million and $0.6 million for the second quarters of 2019 and 2018, respectively. The increase is attributable to acquisitions and infrastructure needs of being a public company. Advertising and marketing expense was $0.3 million for the second quarter of 2019, compared with $0.09 million for the second quarter of 2018. General and administrative expense was $1.4 million for the second quarter of 2019, compared with $0.7 million for the second quarter of 2018.

Depreciation and amortization expense was $0.4 million for the second quarter of 2019, compared with $0.1 million a year ago. The increase was due to amortization costs associated with the acquisitions of IMAC of Kentucky, IMAC Regeneration Center of St. Louis, Advantage Therapy, and ISDI Holdings.

Net loss attributable to IMAC Holdings was $1.7 million or $0.21 per share for the second quarter of 2019, compared with a net loss attributable to IMAC Holdings of $0.7 million or $0.16 per share for the second quarter of 2018. The increase includes public-company costs and restructuring of facility-level resources to the corporate level to prepare for anticipated growth.

The Company had cash and cash equivalents of $2.2 million as of June 30, 2019, compared with $0.2 million as of December 31, 2018. The increase was primarily due to IPO net proceeds of approximately $3.8 million.

First Half 2019 Financial Results

Patient revenues for the first half of 2019 were $16.2 million, compared with $1.9 million for the prior-year period, and net patient revenues for the first half of 2019 were $6.5 million, compared with $0.9 million for the first half of 2018. The increase was primarily due to the acquisitions of IMAC of Kentucky, IMAC of Missouri and Advantage Health during 2018 with modest revenues from ISDI Holdings, which was acquired on April 19, 2019. Total revenue was $6.5 million for the second quarter of 2019, compared with $0.9 million for second quarter of 2018, which included management fees of $64,000. Total revenue was up 623% for the first half 2019 compared to 2018.

Cost of revenues were $1.4 million for the first half of 2019, compared with $0.09 million for the same period in 2018, with the increase primarily attributable to the Company’s 2018 acquisitions and patient volume growth.

The Company’s acquisitions had a significant impact on the comparable expense increase. Salaries and benefit expenses were $4.6 million and $1.0 million for the first half of 2019 and 2018, respectively. Advertising and marketing expense was $0.7 million for the first half of 2019, compared with $0.02 million for the first half of 2018. General and administrative expense was $2.4 million for the first half of 2019, compared with $1.0 million for the first half of 2018.

Depreciation and amortization expense was $0.7 million for the first half of 2019, compared with $0.1 million in the prior year’s first half. The increase was due to amortization costs associated with the acquisitions of IMAC of Kentucky, IMAC Regeneration Center of St. Louis, Advantage Therapy, and ISDI Holdings.

Total operating expenses increased 308% for the first half 2019 compared to 2018. Net loss attributable to IMAC Holdings was $3.3 million or $0.47 per share for the first half of 2019, compared with a net loss attributable to IMAC Holdings of $1.1 million or $0.25 per share for same period in 2018. The increase includes IPO and public-company costs and restructuring of facility-level resources to the corporate level to prepare for anticipated growth.

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement-restricting diseases and conditions. It owns or manages 14 outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, one Tony Delk IMAC Regeneration Center, and three IMAC Regeneration Centers sponsored by Mike Ditka. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries without surgery or opioids.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

More information about IMAC Holdings, Inc. is available at www.imacregeneration.com

IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com

Investors

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

(Tables to follow)

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$2,231,402	$194,316
Accounts receivable, net	1,101,483	303,630
Other assets	377,220	170,163
Total current assets	3,710,105	668,109

Property and equipment, net	3,588,532	3,333,638

Other assets:
Goodwill	2,042,125	2,042,125
Intangible assets, net	7,619,440	4,257,434
Deferred IPO Costs	-	335,318
Security deposits	508,936	438,163
Right of use asset	3,973,950	-
Total other assets	14,144,451	7,073,040

Total assets	$21,443,088	$11,074,787

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$2,227,198	$1,261,582
Acquisition liabilities	-	7,259,208
Patient deposits	1,315,789	454,380
Notes payable, current portion	1,322,337	4,459,302
Capital lease obligation, current portion	19,172	16,740
Line of credit	329,961	379,961
Operating lease	623,422	-
Total current liabilities	5,837,879	13,831,173

Long-term liabilities:
Notes payable, net of current portion	2,025,453	317,291
Capital Lease Obligation, net of current portion	74,771	84,038
Deferred Rent	-	197,991
Lease Incentive Obligation	519,192	576,454
Operating lease, net of current portion	3,543,034	-

Total liabilities	12,000,329	15,006,947

Stockholders’ equity (deficit):
Preferred stock - $0.001 par value, 5,000,000 authorized, nil issued and outstanding at June 30, 2019 and December 31, 2018	-	-
Common stock; $0.001 par value, 30,000,000 authorized, 8,316,798 and 6,582,737 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	8,317	4,534
Additional paid-in capital	18,660,423	1,233,966
Accumulated deficit	(6,873,185)	(3,544,820)
Non-controlling interest	(2,352,796)	(1,625,840)
Total stockholders’ equity (deficit)	9,442,759	(3,932,160)

Total liabilities and stockholders’ equity (deficit)	$21,443,088	$11,074,787

IMAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Patient revenues	$8,887,819	$1,414,459	$16,176,841	1,947,331
Contractual adjustments	(5,131,064)	(810,156)	(9,650,258)	(1,108,775)
Total patient revenue, net	3,756,755	604,303	6,526,583	838,556

Management fees	-	30,400	-	64,000
Total revenue	3,756,755	634,703	6,526,583	902,556

Operating expenses:
Patient expenses	927,778	48,582	1,363,907	85,716
Salaries and benefits	2,593,209	588,469	4,657,832	1,035,265
Share-based compensation	-	3,751	3,749	7,500
Advertising and marketing	349,328	85,333	696,344	178,511
General and administrative	1,429,822	737,139	2,407,191	976,831
Depreciation and amortization	396,989	89,236	682,556	120,504
Total operating expenses	5,697,126	1,552,510	9,811,579	2,404,327

Operating loss	(1,940,371)	(917,807)	(3,284,996)	(1,501,771)

Other income (expense):
Interest income	5	2,117	5	5,429
Other (loss)	(665)	18,356	(15,290)	18,356
Beneficial conversion interest expense	-	-	(639,159)	-
Interest expense	(85,210)	(32,728)	(115,881)	(56,280)
Total other (expenses)	(84,540)	(12,255)	(770,325)	(32,495)

Loss before equity in (loss) of non-consolidated affiliate	(2,024,911)	(930,062)	(4,055,321)	(1,534,266)

Equity in (loss) of non-consolidated affiliate	-	(19,899)	-	(105,550)

Net loss before income taxes	(2,024,911)	(949,961)	(4,055,321)	(1,639,816)

Income taxes	-	-	-	-

Net loss	(2,024,911)	(949,961)	(4,055,321)	(1,639,816)

Net loss attributable to the non-controlling interest	295,733	218,009	726,956	503,200

Net loss attributable to IMAC Holdings, Inc.	$(1,729,178)	$(731,952)	$(3,328,365)	(1,136,616)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.21)	$(0.16)	$(0.47)	(0.25)

Weighted average common shares outstanding
Basic and diluted	8,106,177	4,533,623	7,018,559	4,533,623